Exhibit 99.1

10X Capital Venture Acquisition Corp. III Receives NYSE Notice Regarding Late Form 10-Q Filing

New York, NY, Nov. 28, 2023 (GLOBE NEWSWIRE) -- 10X Capital Venture Acquisition Corp. III (NYSE American: VCXB) (“10X III”), announced today that New York Stock Exchange Regulation, Inc., by letter dated November 21, 2023 (the “Notice”), notified 10X III that it was not in compliance with the NYSE American LLC’s (“NYSE American”) continued listing standards because 10X III did not timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 (the “Quarterly Report”), which was due on November 20, 2023.

As reported in the Form 12b-25 filed by 10X III with the Securities and Exchange Commission (“SEC”) on November 14, 2023, 10X III’s independent registered public accounting firm was still in the process of completing the review of the financial statements for the quarter ended September 30, 2023 and required additional time to complete its review of such financial statements.

The Notice provided that 10X III had a period of six months from the original due date of the Quarterly Report to file such report and that 10X III could regain compliance with the NYSE American’s continued listing standards at any time before that date by filing the Quarterly Report with the SEC and any other subsequent reports that are required to be filed during the cure period. 10X III subsequently cured its non-compliance with the continued listing standards of the NYSE American by filing the Quarterly Report on November 27, 2023.

About 10X Capital

10X Capital is an alternative asset management firm leveraging advancements in data analytics & AI to generate signals, deliver insights, and drive returns across asset classes. The firm promotes Diversity, Equity & Inclusion in its portfolio companies and the industry. 10X Capital is amongst the most active venture capital firms globally, aligning Wall Street, Main Street & Silicon Valley by bringing institutional capital & strategies to high growth ventures & income opportunities in both private & public markets. For more information, visit https://www.10XCapital.com/.

10X Capital Venture Acquisition Corp. III (NYSE American: VCXB.U, VCXB, VCXB WS) is a special purpose acquisition company sponsored by 10X Capital, focused on identifying high growth businesses domestically and abroad and bringing them to the public markets. For more information visit https://www.10xspac.com/spaciii.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally are accompanied by words such as “will,” “expect,” “anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside 10X III’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Contact

ir@10xcapital.com